Exhibit 10.1
RETIREMENT AGREEMENT
     THIS RETIREMENT AGREEMENT (the “Agreement”) is made and entered into as of July 31, 2008 by and among FRANKLIN BANK CORP., a Delaware corporation (the “Company”), FRANKLIN BANK, S.S.B., a Texas savings bank and wholly-owned subsidiary of the Company (the “Bank”) and ANTHONY J. NOCELLA (“Executive”). The Company, the Bank and Executive are each a “Party” and collectively, the “Parties.”
Recitals
     Whereas, Executive is (i) an employee of the Bank, and previously served as an officer of the Company and the Bank, (ii) a member of the Board of Directors of the Company and (iii) a member and Chairman of the Board of Directors of the Bank;
     Whereas, Executive desires to retire from the Company and the Bank and resign as a member of the Board of Directors of the Bank;
     Whereas, after the effective date of Executive’s retirement and resignation, the Company desires to avail itself of the experience, advice and assistance of Executive as hereinafter provided and to have Executive continue to serve as member of the Company’s Board of Directors; and
     Whereas, Executive and the Company desire to enter into this Agreement to confirm certain compensatory arrangements upon Executive’s retirement from the Company.
Agreement
     Now Therefore, in consideration of the promises and mutual agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged by all parties, the Parties agree as follows:
     1. Resignation and Retirement. Executive agrees to resign and retire from his employment with and services as a director of the Bank, and from all positions with the Company other than a member of the Board of Directors, effective as of July 31, 2008 (the “Effective Date”). The Parties hereby acknowledge and agree that the Executive’s resignation shall not be deemed a termination by the Company or the Bank for cause in any respect. The Effective Date shall be Executive’s retirement date for all purposes.
     2. Continued Board Service. After the Effective Date, Executive shall remain a member of the Company’s Board of Directors and in that capacity shall provide such assistance to the Company as the Board of Directors may reasonably request, including without limitation those matters provided for in Section 6 below.
     3. Indemnification and Insurance.
          (a) Article 8 of the Amended and Restated Certificate of Incorporation (the “Certificate”) of the Company provides that each of the Company’s officers and directors (and former officers and directors) who is or was made a party (or is threatened to be made a party) to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he is or was a director or officer of the Company (or any subsidiary of the Company) shall be indemnified to the fullest extent authorized by the General Corporation Law of the State of Delaware (“Delaware Law”) against all expense, liability and loss (including without limitation attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, provided that such person meets the standard of conduct applicable to such proceeding under Delaware Law. Article 8 of the Certificate further provides that the right to indemnification contained therein shall be a contract right and provides for certain other rights, benefits and obligations of the Company and Executive, including the right of the Executive to be paid by the Company the expenses incurred in defending any such proceeding, in advance of its final disposition, such advances to be paid by the Corporation within 20 days after receipt by the Company of a statement or statement from the person requesting such advance or advances from time to time, provided that the person delivers to the Company an undertaking to repay all amounts so advanced if it shall ultimately be determined that such officer of director is not entitled to be indemnified under such provision or otherwise. The Company hereby confirms to Executive that the provisions of Article 8 of the Certificate constitute a contract right of the Executive and shall remain applicable to Executive following the Effective Date in accordance with their terms.
          (b) Article 7 of the Articles of Incorporation, as amended (the “Articles”) of the Bank provide that the Bank shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding any inquiry or investigation which could lead to such an action, suit or proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of the Bank, or is or was serving at the request of the Bank as a director, officer, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture or other enterprise, against expenses (including court costs and attorneys’ fees), judgments, penalties, fines, excise taxes and amounts paid in connection with such action, suit or proceeding to the full extent authorized by law. Article 7 of the Articles further provides that reasonable expenses incurred by a director, officer, employee or agent of the Bank in defending an action, suit or other proceeding shall be authorized by the Board of Directors of the Bank upon receipt of a written affirmation by or on behalf of such person of his good faith believe that he has met the standards of conduct necessary for indemnification pursuant to applicable law, and a written undertaking to repay such amount if it shall ultimately be determined that the person has not met such standards or that such indemnification is prohibited by law. Article 7 of the Articles further provides that the duty of the Bank to indemnify and advance expenses to a director, officer, employee or agent shall be a contract right. The Bank hereby confirms to Executive that the provisions of Article 8 of the Certificate constitute a contract right of the Executive and shall remain applicable to Executive following the Effective Date in accordance with their terms.
          (c) The Company acknowledges receipt of the letters from Executive dated May 29, 2008, June 9, 2008, June 17, 2008 and July 21, 2008 in which Executive (i) requests indemnification and advancement of expenses in connection with the administrative and investigatory proceedings and class action lawsuits referred to therein and (ii) undertakes to repay all amounts advanced to Executive in advance of the final disposition of the matters referred to therein if it is ultimately determined that Executive is not entitled to indemnification under the Certificate (the “Requests”). Having received the undertaking from Executive required by the Certificate, the Company accepts the obligation to advance to Executive the expenses incurred by Executive in defending the matters covered by the Requests and any future proceedings which are derivative thereto or based upon substantially the same facts and claims asserted in such proceedings in the manner contemplated by the Certificate and Section 3(a) hereof. Executive acknowledges receipt, contemporaneously with the execution of this Agreement, of the amount of $51,423.35 as advancement of all attorney fees and expenses invoiced to date by Executive in defending the matters described in the Requests. The Parties acknowledge and agree that no determination has been made regarding, indemnification with respect to the Requests pursuant to the Certificate, and this Agreement does not in any way constitute a determination that Executive has satisfied the standard of conduct required for indemnification contained in the Certificate, which is expressly reserved for determination at a future date.
          (d) The Company has previously furnished to Executive a copy of the Company’s existing directors and officers insurance policy. The Company agrees to take no action for the purpose of making such insurance policy inapplicable to Executive.
     4. Cash Compensation.
          (a) Executive, in his continued service as a director on the Company’s Board of Directors, shall be entitled to receive the directors fees provided to directors of the Company.
          (b) In accordance with the employment letter agreement between the Company and Executive dated December 23, 2003, the Company shall pay to Executive a severance payment, which amount shall be equal to his base salary of $434,700 for the year ended December 31, 2008, in equal installments of $36,225 for a period of 12 months beginning six months after the Effective Date.
          (c) Executive shall receive a payment from the Company for accrued and unused vacation through the Effective Date and shall be reimbursed by the Company for reasonable attorney fees and expenses incurred in connection with Executive’s negotiation and preparation of this Agreement, not to exceed $20,000.
          (d) Upon the Effective Date, Executive’s right to participate in the 2007 Franklin Bank Incentive Plan, and any other cash bonus or incentive plan of the Company, shall terminate and no amounts shall be payable thereunder.
     5. Non Cash Compensation.
          (a) The Parties agree that (i) the options to purchase common stock of the Company, par value $0.01 per share (the “Common Stock”) listed under the heading “Stock Option Agreements” in Schedule A attached hereto (collectively, the “Stock Option Agreements”) are the only options to purchase capital stock of the Company held by Executive, and (ii) the options evidenced by the Stock Option Agreements have previously vested, or vest in accordance with their terms, as of the Effective Date. With respect to the right to purchase shares pursuant to the Stock Option Agreements that have fully vested, but have not been exercised, each of the Company and Executive acknowledges and agrees that the options with respect to such vested shares continue to be exercisable by Executive for the full option period described in the respective Stock Option Agreement.
          (b) The Parties agree that (i) the shares of Common Stock that have been issued to and held in the name of Executive pursuant to the Restricted Stock Agreements between the Company and Executive listed under the heading “Restricted Stock Agreements” in Schedule A hereto (collectively, the “RSAs”) are the only shares of restricted stock awarded to and held by the Executive under stock restriction agreements, and (ii) the shares subject to the RSAs have previously vested, or vest in accordance with their terms, as of the Effective Date. With respect to any Common Stock held by Executive that continues to have “Restrictions” (as defined in the respective RSA) (the "Restricted Shares”), such Restrictions shall be lifted as of the Effective Date, in accordance with the terms of the respective RSA, and the Restricted Shares shall no longer be subject to any contractual restrictions on transfer.
          (c) The Parties agree that the performance units listed under the heading “Performance Unit Grant Agreements” on Schedule A hereto (collectively, the “PUGAs”) are the only performance units that have been issued to Executive by the Company. By the terms of PUGAs, on the Effective Date Executive shall be entitled to a pro-rated award payout at the conclusion of the performance cycle if earned in accordance with the terms of the PUGAs.
          (d) The Parties agree that the Company shall reimburse Executive for the premiums paid by Executive and all amounts paid by Executive related to deductibles, co-payment limits or applicable out-of-pocket maximums for health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     6. Post-Retirement Directorial Duties. As a result of his past service as Chief Executive Officer of the Company, Executive has acquired knowledge concerning the Company and the Bank that would be of assistance after the Effective Date in the Company’s plans to engage in a strategic transaction. Executive, in his capacity as a director of Franklin and not as an employee, agrees to advise the Company in respect of such transaction to the extent requested by the Company. In consideration of such efforts by Executive on behalf of the Company after the Effective Date, the Company and the Bank agree that if the Company or the Bank enters into a definitive agreement with respect to a recapitalization transaction within 120 days following the Effective Date (the "Service Period”), Executive shall receive for his services in assisting the Company in the negotiation of such transaction an amount equal to $20,000 per month for each month (or portion thereof) during which Executive provides such assistance, not to exceed $80,000, payable in a lump sum six months after completion and funding of the transaction provided for in such definitive agreement; provided, however, that if the sum of all payments received by Executive in connection with the retirement constitute or may be characterized as a “parachute payment” within the meaning of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, the amount of such payments shall be reduced to the amount that is $1.00 less than the parachute payment amount. Executive shall be paid $1,800 per day for any additional days that Executive provides assistance to the Company after the Service Period.

     7. Global Release of Claims.
          (a) In consideration of the severance payment described in Paragraph 4(b) of this Agreement, and other good and valuable consideration within this Agreement, Executive, on behalf of himself, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company and the Bank, their respective officers, directors, shareholders and employees, the law firms of Bracewell & Giuliani LLP and Baker Botts LLP and their respective partners, associates and employees, the accounting firms Deloitte & Touche, Ernst & Young and Calvetti, Ferguson & Wagner, P.C., and their respective partners, associates and employees, and each of their respective heirs, executors, administrators, legal representatives, successors and assigns (the “Franklin Parties”) from any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may have against any of the Franklin Parties including, without limitation, acts or omissions that resulted in Executive’s separation from employment with the Company, based on facts occurring from the beginning of time and up to and including the date of execution of this Agreement, including, without limitation, any claims under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, claims of harassment, discrimination or wrongful termination, and any other statutory, tort, or common law claims. Executive represents and warrants to the Company and the Bank that Executive is the sole owner of, and he has not sold, assigned or transferred (with or without consideration) to any person any of the claims, demands, actions, causes of action, costs, fees, attorney’s fees or liabilities being released hereby.
          (b) In consideration of the release Executive has provided in this Agreement, and other good and valuable consideration within this Agreement, each of the Company and the Bank, on behalf of itself, its successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges Executive, the law firms Fulbright & Jaworski and Gardere Wynne Sewell and their respective partners, associates and employees, and each of their respective heirs, executors, administrators, legal representatives, successors and assigns (the “Nocella Parties”) from any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which the Company or the Bank has, had, or may have against any of the Nocella Parties, based on facts occurring from the beginning of time and up to and including the date of execution of this Agreement. Each of the Company and the Bank represents and warrants to Executive that each is the sole owner of, and has not sold, assigned or transferred (with or without consideration) to any person any of the claims, demands, actions, causes of action, costs, fees, attorney’s fees or liabilities being released hereby.
     8. No Admission of Liability/Confidentiality of Release. Executive understands and agrees that this Agreement shall not in any way be construed as an admission by the Company or the Bank of any unlawful or wrongful acts whatsoever against Executive or any other person, and each of the Company and the Bank specifically disclaim any liability to or wrongful acts against Executive or any other person. Similarly, each of the Company and the Bank acknowledges and agrees that this Agreement shall not in any way be construed as an admission by Executive of any unlawful or wrongful act by Executive and Executive specifically disclaims any liability to or wrongful acts against the Company, the Bank or any other person. Executive agrees to keep this Agreement and any of its terms completely confidential; however, Executive may disclose the terms of this Agreement to his attorneys, accountant, spouse, or as otherwise required by law. Accordingly, nothing in this Paragraph 8 is intended to preclude Executive, the Company or the Bank from disclosing information in response to a subpoena issued by a court of law or a government agency having jurisdiction or power to compel the disclosure or as otherwise may be required by law. Further, Executive acknowledges and agrees that nothing in this Agreement prevents the Company or the Bank from disclosing the terms of this Agreement and filing a copy of this Agreement (i) in response to a subpoena issued by a court of law or a government agency having jurisdiction or power to compel the disclosure, (ii) in response to a request by a governmental law enforcement agency or federal or state agency giving jurisdiction over the acts or activities of the Company or the Bank or any of their subsidiaries, or (iii) as the Company or the Bank believes is reasonably required by applicable federal or state law, including without limitation, the provisions, rules or regulations of the Securities Exchange Act of 1934 , as amended.
     9. Non-Disparagement.
          (a) Executive agrees not to, directly or indirectly, disclose, communicate, or publish any intentionally disparaging, negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), concerning or related to the Company or the Bank or any of their respective officers, directors or employees. Executive understands and acknowledges that this non-disparagement clause prevents him from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to the Company or the Bank including, without limitation, information regarding the Company or the Bank businesses, customers or clients, proprietary or technical information, documents, operations, inventions, trade secrets, product ideas, technical information, know-how, processes, plans (including, without limitation, marketing plans and strategies), specifications, designs, methods of operation, techniques, technology, formulas, software, improvements, internal or external audits, internal controls, or any financial, marketing or accounting information of any nature whatsoever. Further, Executive acknowledges that in executing this Agreement, he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Company or the Bank. In the event that Executive breaches this Paragraph 9, the Company or the Bank, as applicable, will not be limited to a damages remedy, but may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, a permanent injunction, and its attorneys’ fees and costs, against him and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through, under, or in concert with him. Nothing in this Agreement shall, however, be deemed to prevent Executive from testifying fully and truthfully in response to a subpoena from any court or from responding to investigative inquiry from any governmental agency.

          (b) Each of the Company and the Bank agrees not to, directly or indirectly, disclose, communicate, or publish any intentionally Disparaging Information, concerning or related to Executive. Each of the Company and the Bank understands and acknowledges that this non-disparagement clause prevents it from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to Executive including, without limitation, information regarding Executive’s character, behavior, work history, finances, or relationship with the Company or the Bank. Further, each of the Company and the Bank acknowledges that in executing this Agreement, it has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish Disparaging Information concerning or related to Executive. If the Company or the Bank breaches this Paragraph 9, Executive will not be limited to a damages remedy, but may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, a permanent injunction, and its attorneys’ fees and costs, against the Company and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through, under, or in concert with him. Nothing in this Agreement shall, however, be deemed to prevent the Company or the Bank or any of their respective directors, officers or employees from testifying fully and truthfully in response to a subpoena from any court or from responding to investigative inquiry from any governmental agency.
          (c) Each of the Company, the Bank and Executive understands, acknowledges and agrees nothing in this Agreement, including without limitation the non-disparagement provisions of this Section 9 or the confidentiality provision in Section 11, shall prevent any of the Parties or any other person from providing truthful information to, or otherwise truthfully participating, in investigations or other legal proceedings brought by third parties or conducted by any governmental regulatory or law enforcement agency, including without limitation the Securities and Exchange Commission, Federal Deposit Insurance Corporation, Office of Thrift Supervision or Texas Department of Savings and Mortgage Lending, but, except as provided in this Agreement including Executive’s rights of indemnification, each Party gives up all rights to recover or receive damages, money, or other personal benefits from any other Party as a result of any such investigation, or proceeding.
     10. Cooperation. Each Party agrees to cooperate with the other Parties in connection with the defense or prosecution of any claims, causes of action, investigations, hearings, proceedings, arbitrations or other tribunals now in existence or which may be brought in the future against or on behalf of any Party that relate to events or occurrences that transpired while Executive was employed with the Company and Bank (“Subject Matter”). The Parties’ cooperation in connection with this Paragraph 10 shall include, without limitation, making themselves reasonably available to meet with counsel to prepare for discovery or trial, to act as a witness on behalf of the other Party at convenient times, and to provide true and accurate testimony regarding any such matters. If any Party is subpoenaed or contacted to cooperate in any manner by a non-governmental party concerning any matter related to the Subject Matter, he shall immediately notify the Parties, through the notice procedures identified in this Agreement before responding or cooperating.

     11. Confidentiality. Executive agrees to keep all Confidential Information (as defined below) in strict confidence, not disclosing any Confidential Information to any third person except (i) as consented to in writing by the Chief Executive Officer of the Company, or (ii) as required by law or judicial or regulatory process; provided, however, that Executive shall not be obligated to keep in confidence any information which has become generally available to the public without any breach by Executive of this Paragraph 11. If requested by the Company, Executive will obtain from any third party to whom he discloses any Confidential Information the written agreement (in form and substance satisfactory to the Company in its sole discretion) of such third party to keep such information confidential. The term “Confidential Information” is defined as all of the Company’s technical and business information, which is of a confidential, trade secret or proprietary character; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; photographs; internal policies, procedures, communications and reports; computer software; computer software methods and documentation; graphic designs; hardware; the Company’s methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Company requires to be maintained in confidence for the Company’s continued business. Confidential Information does not include any information that is readily available to the public or, upon reasonable investigation, is readily ascertainable in the public domain.
     12. Agreement to Return Company Property/Documents. Executive will not retain, take with him, copy, alter, destroy, or delete any Company or Bank files, documents, electronically stored information, or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of the President of the Company. Except to the extent required for the discharge of his duties as a member of the Company’s Board of Directors and in connection with the continuing provision of services in connection with the proposed recapitalization of the Company and the Bank. Executive will promptly return to the Company all Confidential Information, documents, files, electronically stored information, records and tapes (written or electronically stored) regarding the Company or the Bank that are in his possession or control, and he will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials. Upon or before the execution of this Agreement, Executive will return to the Company all the Company property, including, without limitation, company automobiles, keys, equipment, computer(s) and computer equipment, devices, cellular phones, other telephonic equipment, the Company credit cards, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by the Company or himself on behalf of the Company.
     13. 21-day Consideration Period. By signing this Agreement, Executive acknowledges, represents and agrees, in compliance with the Older Workers Benefit Protection Act, that (a) he has carefully read and fully understands all of the provisions of this Agreement, and (b) he has had up to and including a full 21 calendar days within which to consider this Agreement before executing it (or by executing this Agreement has knowingly and voluntarily elected to reduce this time period).
     14. Revocation. Executive acknowledges that he has seven calendar days after signing this Agreement to rescind, revoke or cancel this Agreement. Executive understands that this Agreement will not become effective or enforceable until the revocation period has expired. To revoke this Agreement, Executive must return it to John R. Brantley, Esq., Bracewell & Giuliani, LLP, 711 Louisiana, Suite 2300, Houston, Texas 77002, in a manner so that he receives it within seven calendar days of the date Executive signs this Agreement. Executive also acknowledges that if he revokes, rescinds, or cancels this Agreement within the seven day period, he will not be entitled to receive the severance payment described in Paragraph 4(b) of this Agreement.
     15. Miscellaneous Provisions and Enforcement.
          (a) Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before 12:00 p.m., Houston time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):
If to Executive:
Anthony J. Nocella
650 West Forest Drive
Houston, TX 77070
With a copy (which shall not constitute notice) to:
Fulbright & Jaworski L.L.P.
1301 McKinney St., Ste. 5100
Houston, TX 77010
Attention: Charles D. Powell, Esq.
Tel.: (713) 651-5431
Fax.: (713) 651-5246
If to the Company:
Franklin Bank Corp.
9800 Richmond Avenue
Suite 680
Houston, TX 77042
Attention: Mr. Lewis S. Ranieri, Chairman
Tel: (516) 745-6644
Fax: (516) 745-6787

With a copy (which shall not constitute notice) to:
Bracewell & Giuliani, LLP
711 Louisiana
Suite 2900
Houston, TX 77002
Attention: John R. Brantley, Esq.
Tel: (713) 221-1301
Fax: (713) 221-2112
If to the Bank:
Franklin Bank, S.S.B..
9800 Richmond Avenue
Suite 680
Houston, TX 77042
Attention: Mr. Andy Black
Tel: (512) 206-1446
Fax: (713) 952-2830
With a copy (which shall not constitute notice) to:
Bracewell & Giuliani, LLP
711 Louisiana
Suite 2900
Houston, TX 77002
Attention: John R. Brantley, Esq.
Tel: (713) 221-1301
Fax: (713) 221-2112
          (b) Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF. THE EXCLUSIVE VENUE FOR ALL SUITS AND PROCEEDINGS ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE IN A COURT OF COMPETENT JURISDICTION IN HOUSTON, TEXAS.
          (c) Limitations on Assignment. Except as provided in this Agreement, neither party may assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the other party. Any attempted assignment by a party in violation of this Paragraph 15(c) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person, other than the parties to the Agreement, to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.

          (d) Waiver. A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.
          (e) Severability. If any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable for any reason whatsoever, (a) the validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any Agreement paragraphs containing any provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable), will not in any way be affected or impaired thereby, and (b) the provision or provisions held to be invalid, illegal, or unenforceable will be limited or modified in its or their application to the minimum extent necessary to avoid the invalidity, illegality, or unenforceability, and, as so limited or modified, the provision or provisions and the balance of this Agreement will be enforceable in accordance with their terms.
          (f) Headings. The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
          (g) Counterparts. This Agreement and amendments to it will be in writing and may be executed in counterparts and by facsimile. Each counterpart will be deemed an original, but both counterparts together will constitute one and the same instrument.
          (h) Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement, unless otherwise described herein. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company or any the Company, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns, if any.
          (i) Arbitration. If any dispute arises out of or is related to this Agreement or Executive’s employment or separation from employment with the Company for any reason, and the parties to this Agreement cannot resolve the dispute, the dispute shall be submitted to final and binding arbitration. The arbitration shall be conducted in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes (“Rules”). If the parties cannot agree to an arbitrator, an arbitrator will be selected through the AAA’s standard procedures and Rules. The Company and Executive shall share the costs of arbitration, unless the arbitrator rules otherwise, with the parties agreeing that if Executive challenges this arbitration provision based on the allocation of costs between the parties, then the arbitrator shall decide the proper allocation of costs. The Company and Executive agree that the arbitration shall be held in Houston, Texas. Arbitration of the parties’ disputes is mandatory, and in lieu of all civil causes of action or lawsuits either party may have against the other arising out of the Agreement or Executive’s employment or separation from employment with the Company, with the exception that the Company alone may seek a temporary restraining order and temporary injunctive relief in a court to enforce the terms of this Agreement. Executive acknowledges that by agreeing to this provision, he knowingly and voluntarily waives any right he may have to a jury trial based on any claims he has, had, or may have against the Company, including any right to a jury trial under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, claims of harassment, discrimination or wrongful termination, and any other statutory, tort, or common law claims.
          (j) 409A Compliance. In light of the uncertainty surrounding the proper application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the parties hereto agree to cooperate to make mutually agreed upon amendments to this Agreement (including, without limitation, to the timing of any severance payments), that do not otherwise change the substance of the terms of this Agreement, to minimize or avoid the imposition of any penalties and additional taxes under Section 409A. Notwithstanding the foregoing, if the parties cannot agree to such amendments, the terms and conditions of the Agreement shall remain in full force and effect.
          (k) Conflict. In the event of any conflict between the terms of this Agreement and Article 8 of the Certificate, the Certificate shall control.
          (l) Regulatory Approval. The obligations of this Company and the rights of Executive hereunder are subject to 12 U.S.C. § 1828(k) and the rules and regulations thereunder.
[Signature page follows]

     As evidenced by their signatures below, that parties hereto certify that they have read this Agreement and agree to its terms.

FRANKLIN BANK CORP.
By:	/s/ Lewis S. Ranieri
	Name:	Lewis S. Ranieri
	Title:	Chief Executive Officer

FRANKLIN BANK, S.S.B.
By:	/s/ Andy Black
	Name:	Andy Black
	Title:	Interim Chief Executive Officer

EXECUTIVE: /s/ Anthony J. Nocella
Anthony J. Nocella
Signature Page to Retirement Agreement

SCHEDULE A
Stock Option Agreements
1.	Incentive Stock Option Agreement dated April 10, 2002, by and between Franklin Bank Corp. and Anthony J. Nocella representing the right to purchase 110,000 shares of Common Stock.

2.	Incentive Stock Option Agreement dated April 30, 2003 by and between Franklin Bank Corp. and Anthony and Ruth Family Partnership L.P. representing the right to purchase 30,000 shares of Common Stock.

3.	Incentive Stock Option Agreement dated August 9, 2005 by and between Franklin Bank Corp. and Anthony J. Nocella representing the right to purchase 50,000 shares of Common Stock.

4.	Incentive Stock Option Agreement dated April 30, 2004 by and between Franklin Bank Corp. and Anthony J. Nocella representing the right to purchase 42,000 shares of Common Stock.

5.	Stock Option Agreement dated as of June 10, 2003 by and between Franklin Bank Corp. and the Anthony and Ruth Nocella Family Partnership, L.P., representing the right to purchase 57,000 shares of Common Stock.
Restricted Stock Agreements
1.	Restricted Stock Agreement dated December 23, 2003 by and between Franklin Bank Corp. and Anthony J. Nocella with respect to 30,435 shares of Common Stock. The restrictions lapsed on April 1, 2005 and a certificate representing 30,435 shares has been issued in the name of, and is in the possession of, Mr. Nocella.

2.	Restricted Stock Agreement dated May 9, 2005 by and between Franklin Bank Corp. and Anthony J. Nocella with respect to 13,919 shares of Common Stock.

3.	Restricted Stock Agreement dated December 14, 2005 by and between Franklin Bank Corp. and Anthony J. Nocella with respect to 12,625 shares of Common Stock.

4.	Restricted Stock Agreement dated December 18, 2006 by and between Franklin Bank Corp. and Anthony J. Nocella with respect to 15,000 shares of Common Stock.

5.	Restricted Stock Agreement dated May 31, 2007 by and between Franklin Bank Corp. and Anthony J. Nocella with respect to 14,000 shares of Common Stock.
Schedule A

Performance Unit Grant Agreements
     Performance Unit Grant Agreement dated January 8, 2008 by and between Franklin Bank Corp. and Anthony J. Nocella.
Schedule A